EXHIBIT 99

For Immediate Release	Contact: Karen A. Warren (Investor Relations)
October 22, 2007	401-727-5401
Wayne S. Charness (News Media)
401-727-5983

Hasbro Reports Strong Third Quarter Results

Highlights

•

Net revenues of $1.2 billion for the quarter, up 18% from a year ago;

•

Operating profit improved 27% to $209.7 million or 17.1% of revenue;

•

Net earnings of $161.6 million, or $0.95 per diluted share;

•

North American segment net revenues were up 10% and International segment net revenues were up 33% in the third quarter;

•

Growth driven by TRANSFORMERS and MARVEL movie-related products, as well as strong performances from LITTLEST PET SHOP, BABY ALIVE, FURREAL FRIENDS, MY LITTLE PONY, NERF and board games;

•

During the quarter, the Company repurchased approximately 12.9 million shares of common stock at a total cost of $362.1 million.

Pawtucket, RI (October 22, 2007) -- Hasbro, Inc. (NYSE: HAS) today reported third quarter net revenues of $1,223.0 million, an increase of $183.9 million or 18% compared to $1,039.1 million a year ago.  The Company reported net earnings for the quarter of $161.6 million or $0.95 per diluted share, compared to $99.6 million or $0.58 per diluted share in 2006.  The 2007 results for the quarter include a favorable tax adjustment of $29.6 million or $0.17 per diluted share.  Excluding the impact of the favorable tax adjustment, 2007 net earnings for the quarter would have been $132.0 million or $0.78 per diluted share.  In addition, the 2006 quarter included an expense of $19.8 million or $0.09 per diluted share related to the Lucas warrants.

 “We are very pleased with our third quarter and year-to-date performance and we are well positioned for the all important holiday season,” said Alfred J. Verrecchia, President and Chief Executive Officer.  “Revenues were up 18% for the quarter and 25% year-to-date as the business continues to be strong both in terms of category and geographic performance.”

“Operating profit was up significantly for the third quarter to $209.7 million, an historical record for the Company and further validation that our strategy of focusing on our core brands is working,” Verrecchia concluded.

North American segment net revenues for the quarter were $822.7 million, an increase of $77.2 million or 10% compared to $745.5 million in 2006.  The growth in revenue is attributable to shipments of the TRANSFORMERS and MARVEL product lines, as well as growth in other Hasbro brands including FURREAL FRIENDS, LITTLEST PET SHOP, BABY ALIVE, MY LITTLE PONY, NERF, MONOPOLY, OPERATION and SCRABBLE.  The North American segment reported an operating profit of $134.0 million compared to $111.6 million in 2006.

International segment net revenues for the quarter were $374.0 million, an increase of $93.6 million or 33% compared to $280.4 million in 2006.  The revenues include a positive foreign exchange impact of approximately $21.7 million or 8%.  The results reflect shipments of the TRANSFORMERS and MARVEL product lines, as well as growth in other Hasbro brands including LITTLEST PET SHOP, MY LITTLE PONY, PLAYSKOOL, MONOPOLY, OPERATION and THE GAME OF LIFE.  The International segment reported an operating profit of $57.6 million compared to $43.2 million in 2006.

“In light of our strong global cash flow generation and our expectations for the future, we continued to aggressively repurchase shares during the quarter,” said David Hargreaves, Executive Vice President and Chief Financial Officer.  “During the quarter, we repurchased a total of 12.9 million shares of common stock at a total cost of $362.1 million, leaving $240.6 million in the current authorization as of quarter end,” Hargreaves concluded.

The Company will web cast its third quarter earnings conference call at 8:30 a.m. Eastern Standard Time today. Investors and the media are invited to listen at http://www.hasbro.com (select "Corporate Info" from the home page, click on "Investor Information," and then click on the web cast microphone).

Hasbro is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech.  Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s future opportunities and ability to achieve its financial goals and may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "look forward," "may," "planned," "potential," "should," "will" and "would." Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the Company's ability to design, manufacture, source and ship new and continuing products on a timely and cost-effective basis, interest in and acceptance and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic and public health conditions in the various markets in which the Company and its customers and suppliers operate throughout the world, including factors which impact the retail market, disposable income or consumer demand for the Company’s products, the Company's ability to manufacture and deliver products, higher fuel and other commodity prices, higher transportation costs and potential transportation delays, currency fluctuations and government regulation; the concentration of the Company's customers; the inventory policies of the Company’s retail customers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This presentation includes a non-GAAP financial measure as defined under rules of the Securities and Exchange Commission (“SEC”), specifically EBITDA. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. EBITDA (earnings before interest, taxes, depreciation and amortization) represents net earnings excluding, interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

# # #

(Tables Attached)

HASBRO, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

(Thousands of Dollars)	Sept. 30, 2007	Oct. 1, 2006
ASSETS	-----------	-----------
Cash and Cash Equivalents	$ 410,941	$ 309,100
Accounts Receivable, Net	892,708	679,363
Inventories	395,466	312,041
Other Current Assets	208,303	259,735
	----------------	----------------
Total Current Assets	1,907,418	1,560,239
Property, Plant and Equipment, Net	181,369	163,767
Other Assets	1,197,386	1,238,771
	----------------	----------------
Total Assets	$3,286,173	$2,962,777
	=========	=========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$ 10,588	$ 11,596
Current Portion of Long-term Debt	135,200	-
Payables and Accrued Liabilities	825,170	889,215
	----------------	---------------
Total Current Liabilities	970,958	900,811
Long-term Debt	709,723	494,989
Other Liabilities	252,571	148,552
	----------------	---------------
Total Liabilities	1,933,252	1,544,352
Total Shareholders' Equity	1,352,921	1,418,425
	----------------	---------------
Total Liabilities and Shareholders' Equity	$3,286,173	$2,962,777
	=========	=========

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Nine Months Ended

(Thousands of Dollars and Shares Except Per Share Data)	Sept. 30, 2007	Oct. 1, 2006	Sept. 30, 2007	Oct. 1, 2006
	-----------	-----------	-----------	-----------
Net Revenues	$1,223,038	$1,039,138	$2,539,713	$2,035,083
Cost of Sales	521,022	461,511	1,037,686	857,972
	--------------	---------------	--------------	--------------
Gross Profit	702,016	577,627	1,502,027	1,177,111
Amortization	17,990	20,504	53,522	57,896
Royalties	93,035	51,350	205,819	107,540
Research and Product Development	43,466	44,445	117,563	122,215
Advertising	138,653	126,829	285,283	242,149
Selling, Distribution and Administration	199,135	169,302	520,599	463,641
	--------------	---------------	--------------	--------------
Operating Profit	209,737	165,197	319,241	183,670
Interest Expense	9,272	6,158	22,117	20,096
Other (Income) Expense, Net	(3,456)	15,163	21,642	(7,351)
	--------------	---------------	--------------	--------------
Earnings Before Income Taxes	203,921	143,876	275,482	170,925
Income Taxes	42,341	44,292	76,211	49,152
	--------------	---------------	--------------	--------------
Net Earnings	$ 161,580	$ 99,584	$ 199,271	$ 121,773
	========	========	========	========

Per Common Share
Net Earnings
Basic	$ 1.04	$ 0.62	$ 1.25	$ 0.72
	========	========	========	========
Diluted	$ 0.95	$ 0.58	$ 1.16	$ 0.68
	========	========	========	========

Cash Dividends Declared	$ 0.16	$ 0.12	$ 0.48	$ 0.36
	========	========	========	========

Weighted Average Number of Shares
Basic	156,027	161,303	159,116	169,519
	========	========	========	========
Diluted	170,807	174,707	174,560	182,979
	========	========	========	========

HASBRO, INC.
Supplemental Financial Data
Major Segment Results and EBITDA
(Thousands of Dollars)

	Quarter Ended			Nine Months Ended
	Sept. 30, 2007	Oct. 1, 2006	% Change	Sept. 30, 2007	Oct. 1, 2006	% Change
	-----------	-----------	-----------	-----------	-----------	----------
Major Segment Results

North American Segment
External Net Revenues	$ 822,703	$ 745,476	10%	$ 1,693,190	$ 1,417,736	19%
Operating Profit	134,041	111,581	20%	217,698	146,753	48%

International Segment
External Net Revenues	374,027	280,421	33%	789,347	579,156	36%
Operating Profit	57,634	43,202	33%	68,819	26,786	157%

Reconciliation of EBITDA

Net Earnings	$ 161,580	$ 99,584	$ 199,271	$ 121,773
Interest Expense	9,272	6,158	22,117	20,096
Income Taxes	42,341	44,292	76,211	49,152
Depreciation	28,150	22,035	66,774	53,971
Amortization	17,990	20,504	53,522	57,896
	------------	------------	------------	------------
EBITDA	$ 259,333	$ 192,573	$ 417,895	$ 302,888
	=======	=======	=======	=======

HASBRO, INC.
Supplemental Financial Data
(Thousands of Dollars and Shares, except Per Share Data)

Net Earnings Per Share	Sept. 30, 2007		Oct. 1, 2006

Quarter	Basic	Diluted	Basic	Diluted
----------	-----------	-----------	-----------	-----------

Net earnings	$ 161,580	$ 161,580	$ 99,584	$ 99,584
Effect of dilutive securities:
Interest expense on contingent
convertible debentures due 2021	-	1,055	-	1,066
	--------------	--------------	--------------	--------------
Adjusted net earnings	$ 161,580	$ 162,635	$ 99,584	$ 100,650
	========	========	========	========

Average shares outstanding	156,027	156,027	161,303	161,303
Effect of dilutive securities:
Contingent convertible debentures
due 2021	-	11,566	-	11,574
Options and warrants	-	3,214	-	1,830
	--------------	--------------	--------------	--------------
Equivalent shares	156,027	170,807	161,303	174,707
	========	========	========	========

Net earnings per share	$ 1.04	$ 0.95	$ 0.62	$ 0.58
	========	========	========	========
Nine Months
---------------
Net earnings	$ 199,271	$ 199,271	$ 121,773	$ 121,773
Effect of dilutive securities:
Interest expense on contingent
convertible debentures due 2021	-	3,185	-	3,197
	--------------	--------------	--------------	--------------
Adjusted net earnings	$ 199,271	$ 202,456	$ 121,773	$ 124,970
	========	========	========	========

Average shares outstanding	159,116	159,116	169,519	169,519
Effect of dilutive securities:
Contingent convertible debentures
due 2021	-	11,569	-	11,574
Options and warrants	-	3,875	-	1,886
	--------------	--------------	--------------	--------------
Equivalent shares	159,116	174,560	169,519	182,979
	========	========	========	========

Net earnings per share	$ 1.25	$ 1.16	$ 0.72	$ 0.68
	========	========	========	========